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                                                                    Exhibit 21.1

                      Subsidiaries of Jameson Inns, Inc.


1.    Jameson Alabama, Inc.

2.    Jameson Properties, LLC

3.    Jameson Properties of Tennessee, L.P.

4.    Jameson Outdoor Advertising Company